Exhibit 23.1
[Letterhead of UHY Mann Frankfort Stein & Lipp CPAs, LLP]
CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in the Form 8-K of Allis-Chalmers Energy Inc. dated January 24, 2006 of our report dated November 5, 2005, with respect to the financial statements of Specialty Rental Tools, Inc. as of September 30, 2005, December 31, 2004 and December 31, 2003, and for the nine-month period ended September 30, 2005 and the years ended December 31, 2004 and 2003.
/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
January 24, 2006